FIRST SIERRA FINANCIAL, INC.
                                600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD

                                 APRIL 30, 1998


To the Stockholders of
FIRST SIERRA FINANCIAL, INC.

      The Annual Meeting of Stockholders of First Sierra Financial, Inc., a Delaware corporation, will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Thursday, April 30, 1998 at 10:00 a.m. Central Daylight Time for the following purposes:

            1. To elect two Class I directors;

            2. To consider and vote upon a proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares authorized for issuance thereunder; and

            3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 6, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors


                                          /s/SANDY B. HO
                                          Sandy B. Ho
                                          EXECUTIVE VICE PRESIDENT,
                                           CHIEF FINANCIAL OFFICER AND SECRETARY

April 1, 1998

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          FIRST SIERRA FINANCIAL, INC.
                                600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002

                               -------------------

                                 PROXY STATEMENT
                                       FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1998
                               -------------------

      This Proxy Statement is being mailed to stockholders on or about April 1, 1998 and is furnished in connection with the solicitation by the Board of Directors of First Sierra Financial, Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on April 30, 1998 for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

      A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, approval requires the affirmative vote of a plurality of the shares entitled to vote and represented in person or by proxy at this meeting. With respect to the proposal to approve an amendment to the Company's 1997 Stock Option Plan and any other proposal which may be submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

      Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

      The Annual Report to Stockholders for fiscal year 1997 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

      As of March 6, 1998, the Company had outstanding 11,972,516 shares of Common Stock and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                    PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Company's Common Stock as of March 6, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power with respect to the shares listed opposite such person's name. The address of Redstone Group, Ltd. ("Redstone") and Messrs. Shindeldecker and Solomon is 5847 San Felipe Road, Suite 320, Houston, Texas 77057. The address of all other named individuals is c/o First Sierra Financial, Inc., 600 Travis Street, Suite 7050, Houston, Texas 77002.


                                        NUMBER OF
                                       BENEFICIALLY     PERCENT
NAME                                   OWNED SHARES   OF CLASS(1)
------------------------------------   ------------   -----------

Thomas J. Depping                      1,605,800       13.4%

Redstone Group, Ltd.(2)                1,423,151       11.9%

David C. Shindeldecker(3)              1,530,518       12.8%

David L. Solomon(3)                    2,135,000       17.8%

Oren M. Hall                             450,000        3.8%

Sandy B. Ho                              220,790        1.8%

Robert H. Quinn, Jr.                     210,790        1.8%

Richard J. Campo                          20,000         *

Norman J. Metcalfe                        20,000         *

Craig M. Spencer                           __            *

All directors and executive
officers as a group
  (10 persons)                         4,769,747       39.8%
-----------------------

*     Less than one percent

(1) The applicable percentage of ownership is based upon 11,972,516 shares of Common Stock outstanding as of March 6, 1998.

(2) Redston is a Texas limited partnership, of which Redstone, Inc. is the general partner.

(3) Includes 1,423,151 shares which are owned of record by Redstone. Messrs. Shindeldecker and Solomon are Co-Chief Executive Officers of Redstone, Inc., the general partner of Redstone.

                    PROPOSAL NO. 1: ELECTION OF DIRECTORS

      The Restated Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term.

      At the Annual Meeting, two Class I directors are to be elected to serve until the Company's annual meeting of stockholders in 2001 and three directors will continue to serve in accordance with their prior election or appointment.

      It is intended that the proxies (except proxies marked to the contrary) will be voted for the Class I nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

      The Board of Directors recommends a vote FOR each of the Class I nominees.

NOMINEES AND CONTINUING DIRECTORS

      The following table sets forth certain information with respect to the nominees and the continuing directors:

NAME, AGE AND YEAR
FIRST ELECTED DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION

          CLASS I NOMINEES FOR ELECTION WITH TERMS EXPIRING IN 2001

Richard J. Campo                    Mr. Campo has been Chairman of the Board
  Age 43  1997                      and Chief Executive Officer of Camden
                                    Property Trust, a self-administered,
                                    self-managed real estate investment trust based in Houston, Texas, since May 1993.
                                    From 1986 to May 1993, Mr. Campo was
                                    Chairman of the Board and Chief Executive
                                    Officer of Centeq Holdings, Inc., a
                                    predecessor company of Camden Property
                                    Trust.  Mr. Campo has over 20 years of
                                    experience in the real estate industry.

David C. Shindeldecker              Mr. Shindeldecker has been Chairman and
  Age 49  1994                      Chief Executive Officer of Northwest
                                    Bancorporation Inc. since June 1988. He was Chief Executive Officer of Northwest
                                    Bank, N.A., a subsidiary of Northwest
                                    Bancorporation Inc., from 1988 to 1993,
                                    and currently serves on the Board of
                                    Directors of Northwest Bank, N.A.  In
                                    addition, he currently serves as
                                    President and Co-Chief Executive Officer of Redstone, Inc., general partner of Redstone, and has served as an executive officer and director of Redstone, Inc.
                                    since 1994.  Redstone is an investment
                                    company with investments and operations, either directly or through various affiliates, in hotels, restaurants and real estate. Redstone and Northwest
                                    Bancorporation Inc. are affiliates of
                                    each other.  Mr. Shindeldecker has also
                                    served as an executive officer and
                                    director of numerous entities that are
                                    affiliated with Redstone and/or its
                                    predecessor entities since 1989.

                 CLASS II DIRECTOR WITH TERM EXPIRING IN 1999

Norman J. Metcalfe                  Mr. Metcalfe is the managing director of
  Age 55  1997                      a private investment and consulting
                                    firm.  From February 1993 to December
                                    1996, Mr. Metcalfe served as Vice
                                    Chairman and Chief Financial Officer for
                                    The  Irvine Company.  From 1989 to 1992,
                                    Mr. Metcalfe  served as President of
                                    SunAmerica Investments as well as Chief
                                    Investment Officer for SunAmerica
                                    Investments' $10 billion insurance
                                    investment portfolio.  Mr. Metcalfe
                                    serves as  a director of Tejon Ranch Co.
                                    In the past, Mr. Metcalfe has served on
                                    the Board of Directors of SunAmerica,
                                    Inc., Kaufman and Broad Home Corporation and Irvine Apartment Communities.

               CLASS III DIRECTORS WITH TERMS EXPIRING IN 2000

Thomas J. Depping                   Mr. Depping has served as Chairman of the
  Age 39  1994                      Board, President and Chief Executive
                                    Officer of the Company since its
                                    inception in June 1994. Mr. Depping has over 15 years of experience in the equipment leasing industry, including 11 years with SunAmerica Financial Resources and its predecessor company (which was acquired by SunAmerica, Inc. in 1991).
                                    From 1991 to May 1994, Mr. Depping served as President of SunAmerica Financial
                                    Resources, the equipment leasing and
                                    financial division of SunAmerica, Inc.

David L. Solomon                    Mr. Solomon has served as Chairman and
 Age 44  1994                       Co-Chief Executive Officer of Redstone,
                                    Inc., general partner of Redstone, since
                                    1996. Mr. Solomon has also served as an executive officer and director of numerous entities that are affiliated with Redstone and/or its predecessor entities since 1989. Mr. Solomon serves on the Board of Directors of Northwest
                                    Bank, N.A. and L.B. Simmons Energy, Inc.
                                    Mr. Solomon also has served on the Board of Directors of TeleServe, Inc., an affiliate of Camden Property Trust, since
                                    1995.  Mr. Solomon has been a Senior Vice
                                    President with Paine Webber since August
                                    1994.  From May 1985 to August 1994, Mr.
                                    Solomon was a Senior Vice President of
                                    Kidder, Peabody & Co.

                             EXECUTIVE COMPENSATION

      The following table presents summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers at December 31, 1997 (together, the "Named Executive Officers") during the periods indicated for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                       COMPENSATION
                                                                                                          AWARDS
                                                                                                        ----------
                                                                        ANNUAL COMPENSATION             SECURITIES
                                                                        -------------------             UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION                             YEAR       SALARY              BONUS            OPTIONS       COMPENSATION
  ---------------------------                             ----       ------              -----            -------       ------------
Thomas J. Depping ..................................      1997      $239,250               --            587,536(1)       $12,750(2)
  President and Chief Executive Officer                   1996       200,000                 (3)            --              2,000

Oren M. Hall (4) ...................................      1997       173,250          $ 150,000(5)          --             30,563(6)
  Executive Vice President and Chief
  Operating Officer

Sandy B. Ho ........................................      1997       160,000               --            178,941(7)         4,750(8)
  Executive Vice President and Chief                      1996       131,250            100,000(9)          --              1,500
  Financial Officer

Robert H. Quinn, Jr ................................      1997       160,000               --            168,941(10)        4,750(8)
  Executive Vice President and Chief                      1996       145,417            100,000             --              1,000
  Credit Officer

Craig M. Spencer(12) ...............................      1997       125,000               --             31,250            4,750(8)
  Senior Vice President and Chief
  Accounting Officer

----------------------------

(1) Includes 220,000 options that were granted in 1998 based upon Mr. Depping's performance during 1997 and in lieu of a cash bonus pursuant to the Company's Executive Incentive Compensation Plan. See "Reports on Executive Compensation - Compensation Committee Report on Executive Compensation - Compensation of the President and Chief Executive Officer."

(2) Consists of amounts contributed by the Company on behalf of Mr. Depping to the Company's 401(k) plan and an automobile allowance.

(3) Mr. Depping was paid a bonus of $100,000 in 1996 based upon his performance during 1995. Mr. Depping did not receive a bonus for his performance in 1996.

(4)   Mr. Hall's employment with the Company began on May 20, 1997.

(5) This amount will be paid in 1998 based upon Mr. Hall's performance during 1997.

(6) Consists of a transitional moving allowance and amounts contributed on behalf of Mr. Hall to the Company's 401(k) plan.

(7) Includes 50,000 options that were granted in 1998 based upon Ms. Ho's performance during 1997 and in lieu of a cash bonus pursuant to the Company's Executive Incentive Compensation Plan.

(8) Consists of amounts contributed by the Company on behalf of the Named Executive Officer to the Company's 401(k) plan.

(9) This amount was paid in 1997 based upon Ms. Ho's performance during 1996. A bonus of $110,000 was paid in 1996 based upon
       Ms. Ho's performance during 1995.

(10) Includes 40,000 options that were granted in 1998 based upon Mr. Quinn's performance during 1997 and in lieu of a cash bonus pursuant to the Company's Executive Incentive Compensation Plan.

(11) This amount was paid in 1997 based upon Mr. Quinn's performance during 1996. A bonus of $120,000 was paid in 1996 based upon Mr. Quinn's performance during 1995.

(12)  Mr. Spencer's employment with the Company began on November 16, 1996.



      The following table sets forth information concerning the grant of stock options during 1997 to the Named Executive Officers:

                              OPTION GRANTS IN 1997

                                                                                     POTENTIAL REALIZED VALUE
                                            PERCENTAGE                                      AT ASSUMED
                             NUMBER OF       OF TOTAL                                  ANNUAL RATE OF STOCK
                               SHARES        OPTIONS                                           PRICE
                             UNDERLYING     GRANTED TO      EXERCISE                  APPRECIATION FOR OPTION
                              OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION              TERM(2)
                   NAME      GRANTED(1)    FISCAL 1997    (PER SHARE)      DATE           5%            10%
                   ----      ----------    -----------    -----------      ----       ----------    ----------
Thomas J. Depping..........   367,536         35.6%          $8.00       5/15/2007    $1,848,706    $4,686,084

Oren M. Hall...............      -              -              -             -             -              -

Sandy B. Ho................   128,941          12.5           8.00       5/15/2007       648,573     1,643,998

Robert H. Quinn............   128,941          12.5           8.00       5/15/2007       648,573     1,643,998

Craig M. Spencer...........    31,250           3.0           8.00       5/15/2007       157,187       398,437

--------------------

(1) All of such options were granted pursuant to the Company's 1997 Stock Option Plan and vest in increments of 20% per year over a period of five years beginning on the first anniversary of the date of grant. In addition, each of such options will vest immediately in the event that the Named Executive Officers' employment with the Company terminates by reason of death or upon the occurrence of a "Corporate Change" (as defined in the 1997 Stock Option Plan) while the Named Executive Officer is employed by the Company.

(2) Represents the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the rates of 5% and 10% compounded annually.

      The following table sets forth information concerning fiscal year-end option values. No options were exercised by the Named Executive Officers during 1997.

                       FISCAL YEAR-END OPTION VALUE TABLE

                                       NUMBER OF SECURITIES                       VALUE OF IN-THE-MONEY
                                       UNDERLYING OPTIONS AT                     OPTIONS AT DECEMBER 31,
                                         DECEMBER 31, 1997                               1997(1)
                                ------------------------------------       -------------------------------------

                     NAME          EXERCISABLE      UNEXERCISABLE             EXERCISABLE       UNEXERCISABLE
                     ----          -----------      -------------             -----------       -------------
Thomas J. Depping............           -              367,536                     -             $3,583,476

Oren M. Hall.................           -                 -                        -                  -

Sandy B. Ho..................           -              128,941                     -              1,257,175

Robert H. Quinn..............           -              128,941                     -              1,257,175

Craig M. Spencer.............           -               31,250                     -                304,687

--------------------

(1) Calculated as the difference between the aggregate fair market value of such options based on the last reported sale price of the Common Stock on December 31, 1997 ($17.75 per share) and the aggregate exercise price.

EMPLOYMENT AGREEMENTS

      The Company has an employment agreement with Thomas J. Depping effective May 20, 1997. Mr. Depping's employment agreement has an initial term of three years with an evergreen three year extension continuing after the initial term unless either the Company or the employee gives 90 days' notice of termination. Pursuant to his employment agreement, Mr. Depping is entitled to receive an annual salary of not less than $250,000. In addition, if the agreement is terminated without cause by the Company, or with cause (including certain changes in control of the Company) by Mr. Depping, the Company is obligated to pay Mr. Depping a termination fee equal to three times the amount of Mr. Depping's then current annual rate of total compensation. In addition, the agreement contains a covenant prohibiting Mr. Depping from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

      The Company also has separate employment agreements with each of Sandy B. Ho and Robert H. Quinn effective May 20, 1997. The employment agreements have an initial term of three years. Pursuant to these agreements, Ms. Ho and Mr. Quinn are each entitled to receive an annual salary of not less that $160,000. In addition, these agreements contain a covenant prohibiting the employee from competing with the Company for a period of one year following termination of his or her employment with the Company. The agreements with Ms. Ho and Mr. Quinn also provide for customary benefits and perquisites.


      In addition, the Company has an employment agreement with Oren M. Hall effective May 20, 1997. Mr. Hall's employment agreement has a term of three years and provides for an annual salary of not less than $195,000. The agreement contains a provision which requires the Company to pay Mr. Hall at least 12 months of base salary if the agreement is terminated without cause by the Company or with cause by Mr. Hall. In addition, the agreement contains a covenant prohibiting Mr. Hall from competing with the Company for a period of one year following termination of his employment with the Company. The Agreement also provides for customary benefits and perquisites.

                      REPORTS ON EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

      The following is a report from the Compensation Committee describing the policies pursuant to which compensation was paid to executive officers of the Company during 1997.

COMPENSATION PHILOSOPHY AND APPROACH

      Generally, the Company seeks to attract, retain and motivate its officers through a combination of base salary, performance-based awards under its Executive Incentive Compensation Plan (the "Incentive Plan") and stock option awards. The Compensation Committee believes that a substantial portion of the annual compensation of each officer should be influenced by the performance of the Company, as well as the individual contribution of each officer.

      BASE SALARIES

      The Company's base salary levels are reviewed by the Compensation Committee annually. The base salaries of the Company's executive officers are typically below those for other comparable positions within the financial services industry. The Company places significant emphasis on incentive awards under the Incentive Plan and stock option grants as a means of motivating and rewarding its management. The Compensation Committee believes that this strategy provides optimal incentives for management to create long-term shareholder value.

      INCENTIVE COMPENSATION PAYMENTS

      In addition to base pay, the Company's senior executives (including the Company's President and Chief Executive Officer) are eligible to receive incentive compensation awards under the Company's Incentive Plan and the 1997 Stock Option Plan. (See "Stock Option Committee Report on Executive Compensation" with respect to grants thereunder). The Incentive Plan provides for the payment of incentive awards for a fiscal year only if the Company's after-tax earnings for such fiscal year (determined without regard to payments under the Incentive Plan) exceed 20% of the Company's Average Common Equity (as defined below) for such fiscal year. In the event that such threshold is satisfied for a fiscal year, 12% of the excess, if any, of the Company's pre-tax earnings for such fiscal year (determined without regard to payments under the Incentive Plan) over 20% of the Company's Average Common Equity for such fiscal year (the "Incentive Pool") is required to be paid to executives under the Incentive Plan for such fiscal year. The Average Common Equity for a fiscal year is the average of the balance of equity attributable to the outstanding Common Stock of the Company (including par value, additional paid-in capital and retained earnings), as reflected in the financial statements of the Company at the end of each month during the fiscal year. At least 85% of each Incentive Pool is required to be paid to the Chief Executive Officer and the Executive Vice Presidents of the Company, with each such individual's share of such aggregate amount determined by the Chief Executive Officer, subject to the approval of the Compensation Committee. The balance of the Incentive Pool is required to be paid to other senior management employees of the Company. Such other employees, and the amount paid to each such individual, is determined by the Chief Executive Officer, subject to the approval of the Compensation Committee.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

      The compensation policies applicable to Mr. Depping, Chairman of the Board, President and Chief Executive Officer of the Company, are similar to those applicable to the Company's other executive officers. The Compensation Committee considers Mr. Depping's knowledge and experience in the lease finance business (which consists of over 15 years of experience in the equipment leasing industry, including 11 years with SunAmerica Financial Resources and its predecessor company), to be important to the Company's continued growth and prosperity. For fiscal 1996, Mr. Depping received a base salary of $200,000. In connection with the Company's initial public offering in May 1997, the Company entered into a new employment agreement with Mr. Depping. Pursuant to such employment agreement,

Mr. Depping received a base salary of $250,000 for 1997. At such time, Mr. Depping was granted options to purchase 367,536 shares of Common Stock at an exercise price of $8.00 per share, which was the fair market value of the Common Stock on the date of grant. Mr. Depping was also eligible to receive a performance-based bonus for 1997 under the Incentive Plan if the Company satisfied the earnings threshold set forth above. In March 1998, Mr. Depping agreed to forego his 1997 cash bonus under the Incentive Plan in return for the grant of options to purchase 220,000 shares of Common Stock at an exercise price of $18.375 per share, which was the fair market value of the Common Stock on the date of grant. All of such options vest in increments of 20% per year over a five year period beginning on the first anniversary of the date of grant. Mr. Depping's stock option awards were based upon the Stock Option Committee's subjective assessment of Mr. Depping's contribution to the Company's success in 1997. See "Stock Option Committee Report on Executive Compensation."


      The Compensation Committee believes that Mr. Depping's base salary and overall compensation package are at the lower end of the financial services industry's range for similar positions. However, stock option grants provide a mechanism for the Chief Executive Officer, along with the other senior officers, to benefit directly from strong management performance. In addition, Mr. Depping holds a substantial equity participation in the Company as a result of being a founding stockholder. Thus, a substantial portion of Mr. Depping's total compensation is tied directly to creation of shareholder value.

      This report by the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities and Exchange Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                                          Respectfully Submitted By:

                                          THE COMPENSATION COMMITTEE


                                          Thomas J. Depping
                                          David L. Solomon

STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Stock Option Committee administers the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") and grants awards of stock options thereunder based upon a compensation philosophy similar to the philosophy utilized by the Compensation Committee. The Stock Option Committee believes that stock options are an important tool to reward management in a way that encourages the creation of shareholder value.

      All officers, consultants and employees of the Company are eligible to participate in the 1997 Stock Option Plan. The purpose of the plan is to provide incentives to the Company's employees to maximize shareholder value by providing them with opportunities to acquire shares of the Company's Common Stock. The Stock Option Committee selects the employees to whom options will be granted, and determines the number of shares covered by each grant and the exercise price and vesting period for each grant. Stock options are typically granted with exercise prices equal to the fair market value of the Common Stock on the date of grant and with relatively long vesting periods, creating strong incentives for recipients of stock option grants to remain with the Company. The number of options granted to each executive is based on a subjective evaluation of such executive's performance without regard to the number of options previously granted to such executive.

      During 1997, Mr. Depping was granted options to purchase 367,536 shares of Common Stock at an exercise price of $8.00 per share, which was the fair market value of the Common Stock on the date of grant. In addition, in March 1998, Mr. Depping agreed to forego his 1997 cash bonus under the Incentive Plan in return for the grant of options to purchase 220,000 shares of Common Stock at an exercise price of $18.375 per share, which was the fair market value of the Common Stock on the date of grant. All of such options are vest in increments of 20% per year over a five year period beginning on the first anniversary of the date of grant. Mr. Depping's stock option grants were based on a subjective evaluation by the Stock Option Committee which considered, in part, the Company's financial performance to date and Mr. Depping's leadership in achieving the Company's short-term and long-term business and financial goals.

      This report by the Stock Option Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities and Exchange Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                                    Respectively Submitted By:

                                    THE STOCK OPTION COMMITTEE



                                    Richard J. Campo
                                    Norman J. Metcalfe


 COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Depping and Solomon are members of the Compensation Committee of the Board of Directors. Messrs. Campo and Metcalfe are members of the Stock Option Committee of the Board of Directors. Mr. Depping is President and Chief Executive Officer of the Company and receives compensation from the Company for his service as such. None of Mr. Solomon, Mr. Campo or Mr.
Metcalfe is an officer of the Company. No member of the Company's Compensation or Stock Option Committees served as a director or member of the Compensation or Stock Option Committees of another entity, one of whose executive officers served as a director or member of the Compensation or Stock Option Committee of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Redstone and the Company were parties to a Loan Agreement dated June 8, 1994 pursuant to which Redstone loaned to the Company $9.0 million on a subordinated basis (the "Subordinated Note"). David L. Solomon, Chairman and Co-Chief Executive Officer of Redstone, Inc., general partner of Redstone, is a director of the Company and its largest beneficial stockholder. David C. Shindeldecker, President and Co-Chief Executive Officer of Redstone, Inc., is also a director of the Company and one of its largest beneficial stockholders. The Subordinated Note bore interest at a rate of 11.00% per annum. Interest on the Subordinated Note was payable monthly and such note matured on June 6, 2004. All amounts outstanding under the Subordinated Note were repaid with proceeds of the Company's initial public offering in May 1997.

      Upon completion of the initial public offering, the Company entered into a new $5.0 million Subordinated Revolving Credit Facility with Redstone, with the commitment level thereunder decreasing by $1.0 million per year. Advances under the Subordinated Revolving Credit Facility bear interest at 11.00% per annum. As of December 31, 1997, $5.0 million was outstanding under the Subordinated Revolving Credit Facility.

      The Company and an affiliate of Redstone (the "Affiliate") are parties to an agreement dated December 20, 1996 (the "Referral Agreement") whereby the Affiliate may introduce potential lease customers or vendors of equipment to the Company. Pursuant to this agreement, the Company is required to pay a referral fee to the Affiliate equal to 5.0% of the total equipment cost funded for each lease the Company enters into with a customer referred to it by the Affiliate, which fee is consistent with referral fees paid by the Company to other referral sources. As of December 31, 1997, the Company had paid less than $ 1,000 to the Affiliate pursuant to the Referral Agreement.

      The Company believes that the terms of the foregoing transactions are no less favorable to the Company than the terms of any similar transaction that could have been obtained through arms-length negotiations with an unaffiliated third party.

                         COMMON STOCK PERFORMANCE GRAPH

      The following graph compares the percentage change in the Company's cumulative total shareholder return on its Common Stock for the period during which the Common Stock was registered under Section 12 of the Securities and Exchange Act of 1934 (the "Exchange Act") against the cumulative total return of the Nasdaq Total Return (U.S.) Index (the "Nasdaq Index") and the cumulative total return of the Nasdaq Financial Index (the "Nasdaq Financial Index") for the same period. The graph assumes an investment of $100 on May 15, 1997* in each of the Common Stock and the stocks comprising the Nasdaq Index and the Nasdaq Financial Index, and assumes reinvestment of dividends, if any.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                          5/15/97            12/31/97
                                          -------            --------
First Sierra Financial, Inc.                100                 222
Nasdaq Index                                100                 118
Nasdaq Financial Index                      100                 139


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders also are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that are filed with the SEC.

           To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

--------------------------
* The Company's Common Stock began trading on the Nasdaq National Market on May 15, 1997. Prior to May 15, 1997, the Common Stock was not publicly traded. Comparative data is presented for the period beginning on May 15, 1997 and ending on December 31, 1997.

               ORGANIZATION AND REMUNERATION OF BOARD OF DIRECTORS

           The Board of Directors has an Audit Committee, a Compensation Committee, and a Stock Option Committee.

           The Audit Committee reviews with the Company's independent auditors the scope of their annual and interim examinations and consults with the auditors during any audit when appropriate. The Audit Committee is also responsible for appraising the effectiveness of the audit effort, determining that no restrictions were placed by management on the scope of the examination or its implementation, inquiring into the effectiveness of the Company's accounting and internal control functions, exercising supervision over the Company's policies that permit improper or illegal payments, reporting to the Board of Directors on the results of the Committee's activities and recommending any changes in the appointment of the independent auditors which the Committee deems to be in the best interests of the Company and its stockholders. The Audit Committee held one meeting during the fiscal year ended December 31, 1997. The current members of the Audit Committee are Mr. Campo and Mr. Metcalfe.

           The Compensation Committee determines the cash compensation of the officers of the Company. The Compensation Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The Compensation Committee did not hold any formal meetings during the fiscal year ended December 31, 1997. The current members of the Compensation Committee are Mr. Depping and Mr. Solomon.

           The Stock Option Committee administers the Company's 1997 Stock Option Plan. Members of the Stock Option Committee communicate with each other from time to time in person or by telephone and act on matters by way of a formal meeting or by unanimous written consent. The Stock Option Committee did not hold any formal meetings during the fiscal year ended December 31, 1997. The current members of the Stock Option Committee are Mr. Campo and Mr. Metcalfe.

           The Company's Board of Directors held two meetings during the fiscal year ended December 31, 1997, and also acted from time to time by unanimous written consent. Each director attended all meetings of the entire Board and the committees on which he served.

           As compensation for service as director during the period from the date of the Company's initial public offering to the date of the 1998 Annual Meeting of Stockholders, and giving consideration to the extra effort and time commitment required during the Company's first year as a public company, each director who was not an officer or employee of the Company or any of its subsidiaries or affiliated with Redstone (the "Outside Directors") was granted on March 2, 1998, options to purchase 7,178 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. For services on and after the 1998 Annual Meeting of Stockholders, each Outside Director will be entitled to receive (i) a cash retainer of $25, 000 and
(ii) options to purchase 2,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

           Concurrently with the Company's initial public offering, David C. Shindeldecker and David L. Solomon each received a one-time option grant to purchase 137,826 shares of Common Stock having an exercise price equal to the initial public offering price and vesting over a five year period at the rate of 20% per year beginning on the first anniversary of the date of grant.

             PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE COMPANY'S
                             1997 STOCK OPTION PLAN

GENERAL

           Stockholders are being asked to approve an amendment to the Company's 1997 Stock Option Plan which increases the number of shares of Common Stock authorized for issuance pursuant to the plan. The 1997 Stock Option Plan originally adopted and approved by the Company's stockholders provides that the number of shares of Common Stock that may be issued under the plan may not exceed 1,800,000 shares. The Board of Directors has amended the 1997 Stock Option Plan to provide for the issuance of options to acquire an additional 700,000 shares of Common Stock (for an aggregate of 2,500,000 shares of Common Stock) and directed that such amendment be submitted to the stockholders of the Company for their approval. Since inception of the 1997 Stock Option Plan in May 1997 and through March 31, 1998, options to purchase 1,735,476 shares of Common Stock have been granted (net of cancellations), no shares have been issued upon exercise of options and 1,735,476 shares are reserved for issuance upon exercise of currently outstanding options.

           The Board of Directors believes that the Company's continued success depends upon its ability to attract and retain highly competent persons as directors, consultants, advisors and employees. The Board of Directors believes that one of the best ways to attain these objectives is to give directors, consultants, advisors and employees an opportunity to acquire a proprietary interest in the Company by purchasing shares of Common Stock through the exercise of options granted under the 1997 Stock Option Plan.

           Approval of the amendment, which will be submitted at the Annual Meeting in the form of the following resolution, will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote and represented in person or by proxy at the Annual Meeting:

           "RESOLVED, that the second sentence of Section 5(a) of the 1997
Stock Option Plan be amended and restated in its entirety to provide as follows:

           Subject to adjustment in the same manner as provided in Paragraph VIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 2,500,000 shares."

SUMMARY OF 1997 STOCK OPTION PLAN

           The 1997 Stock Option Plan is intended to provide incentives which will attract and retain able persons to serve as directors, consultants, advisors or employees of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. A further purpose of the plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company.

           The 1997 Stock Option Plan provides for administration by a committee of the Board of Directors comprised solely of two or more outside directors. The Stock Option Committee (the "Committee") currently consists of Mr. Campo and Mr. Metcalfe. Among the Committee's powers are the authority to construe the 1997 Stock Option Plan, prescribe rules and regulations relating to the plan, determine which employees, consultants, advisors or directors of the Company shall receive grants of options and determine the amount and other terms and conditions of such grants.

           Employees, consultants, advisors and directors of the Company or any of its subsidiaries are eligible to participate in the 1997 Stock Option Plan. As of March 15, 1998, there were approximately 258 employees and five directors who were eligible to participate in the 1997 Stock Option Plan.

           Under the 1997 Stock Option Plan, the Company may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code ("Incentive Stock Options") and options that are not intended to qualify as incentive stock options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to individuals who are employees of the Company or a subsidiary on the date of grant. Non-Qualified Stock Options may be granted to directors, consultants, advisors and employees of the Company and its subsidiaries. The exercise price of a stock option is determined by the Committee and, with respect to any given option, will not be less than the fair market value of the Common Stock on the date the option is granted. Subject to the terms of the 1997 Stock Option Plan, the Committee is authorized to select the recipients of options from among those eligible and to establish the exercise price, vesting schedule, term of each option and the number of shares that may be issued under each option. Under the terms of the 1997 Stock Option Plan, the exercise price of an option may be paid in cash, in shares of Common Stock (valued at fair market value on the date of exercise) or by a combination of such means of payment, as may be determined by the Committee.

           The maximum number of shares that may be subject to options granted to any one individual during any calendar year may not exceed 500,000 shares of Common Stock, subject to adjustment in the event of certain changes in the Company's capital structure. To the extent that an option lapses or the rights of an optionee terminate, any shares of Common Stock subject to such option may again be used for new awards under the 1997 Stock Option Plan.

           The 1997 Stock Option Plan provides that the total number of shares covered by such plan, the number of shares covered by each option, and the exercise price per share under each option will be proportionately adjusted in the event of a stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

           Pursuant to the 1997 Stock Option Plan, Non-Qualified Stock Options are not transferable otherwise than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the unanimous consent of the Board of Directors. Incentive Stock Options are not transferable otherwise than by will or the laws of descent and distribution.

           The Board of Directors reserves the right to alter, amend or terminate the 1997 Stock Option Plan at any time, provided that no change in any option theretofore granted may be made which would impair the rights of the optionee without the consent of the optionee and provided further that the Board may not, without the approval of the Company's stockholders, (i) increase the maximum aggregate number of shares that may be issued under the 1997 Stock Option Plan, or (ii) change the class of individuals eligible to receive options under the plan.

OPTIONS GRANTED IN 1997 UNDER THE 1997 STOCK OPTION PLAN

           The following table sets forth options granted in 1997 to (i) the Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors and (iv) all employees, including all current officers who were not executive officers, as a group, under the 1997 Stock Option Plan.

                                                                                NUMBER OF
                                                                            SHARES UNDERLYING
                                                                                 OPTIONS
NAME AND POSITION                                                               GRANTED(1)
Thomas J. Depping.........................................................       367,536
  President and Chief Executive Officer

Oren M. Hall..............................................................         --
  Executive Vice President and Chief Operating Officer

Sandy B. Ho...............................................................       128,941
  Executive Vice President and Chief Financial Officer

Robert H. Quinn, Jr. .....................................................       128,941
  Executive Vice President and Chief Credit Officer

Craig M. Spencer..........................................................        31,250
  Senior Vice President and Chief Accounting Officer

All executive officers as a group (5 persons).............................       656,668

All directors who were not executive officers as a group (4 persons)......       275,652

All employees who were not executive officers as a group).................       100,000

------------------------------

(1) All options to purchase Common Stock were issued at 100% of their fair market value on the date of grant and expire ten years from the date of grant. See "Executive Compensation".

           On March 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.00 per share.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. INCENTIVE STOCK OPTIONS. The following general rules are applicable to holders of Incentive Stock Options and to the Company for Federal income tax purposes under existing law:

           1. Generally, no taxable income results to the optionee upon the grant or exercise of an Incentive Stock Option and no tax deduction is allowed to the Company.

           2. If shares acquired upon exercise of an Incentive Stock Option are held for: (i) two years following the date the Incentive Stock Option was granted; and (ii) one year following the date the shares are transferred to the optionee pursuant to the exercise of the Incentive Stock Option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

           3. If shares acquired upon exercise of an Incentive Stock Option are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then in most cases the lesser of: (i) any excess of the fair market value of the shares at the time of exercise of the Incentive Stock Option over the exercise price; or (ii) the actual gain on disposition, will be taxed as ordinary income in the year of such disposition and the Company will generally be entitled to a corresponding deduction for income tax purposes.

           4. Any excess of the amount realized by the optionee as the result of a disqualifying disposition over the sum of: (i) the exercise price; and (ii) the amount of ordinary income recognized under the above rules, will be treated as capital gain.

           5. The amount by which the fair market value of the Common Stock acquired upon exercise of the Incentive Stock Option exceeds the exercise price, may be taxable to the optionee under the "alternative minimum tax" provisions of the Code.

B. NON-QUALIFIED OPTIONS. The following general rules are applicable to holders of Non-Qualified Stock Options and to the Company for Federal income tax purposes under existing law:

           1. The optionee does not realize any taxable income upon the grant of a Non-Qualified Stock Option, and the Company is not allowed a tax deduction by reason of such grant.

           2. The optionee will recognize ordinary income at the time of exercise of a Non-Qualified Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction.

BOARD RECOMMENDATION

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED IN FAVOR OF THE AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN.

                                    AUDITORS

           Arthur Andersen LLP has been selected as the Company's independent auditors for the 1998 fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                          PROPOSALS OF SECURITY HOLDERS

           A shareholder proposal to be presented at the 1999 Annual Meeting must be received at the Company's executive offices by no later than December 2, 1998, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

           In order for a shareholder to nominate a candidate for director, under the Company's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company not less than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Such notice must describe various matters regarding the nominee and the shareholder giving the notice, including such information as name, address, occupation and shares held.

                 OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

           The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

           WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.


                                 By Order of the Board of Directors



                                 /s/SANDY B. HO
                                 Sandy B. Ho
                                 Executive Vice President,
                                 Chief Financial Officer and
                                 Secretary



Date:  April 1, 1998

                              FRONT SIDE OF PROXY

                           FIRST SIERRA FINANCIAL, INC.
                           600 TRAVIS STREET, SUITE 7050
                               HOUSTON, TEXAS 77002

        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST SIERRA
                                  FINANCIAL, INC.
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1998

       The undersigned hereby appoint(s) Thomas J. Depping and Sandy B. Ho and each of them, as proxies to represent and vote the shares held by the undersigned at the Annual Meeting of Stockholders of First Sierra Financial, Inc. (the "Company") to be held April 30, 1998, or at the adjournment thereof as follows:

   DIRECTORS RECOMMEND:  A vote FOR election of two class I directors for the terms expiring 2001 (proposal 1), and a vote FOR the proposed amendment to the Company's 1997 Stock Option Plan (proposal 2), all of which have been proposed by the Board of Directors.

   1.  ELECTION OF CLASS I DIRECTORS FOR TERMS EXPIRING IN 2001:

                              [ ] For all nominees     [ ] Withhold all nominees

            (1)  Richard J. Campo        (2)  David C. Shindeldecker
      INSTRUCTION:  To withhold authority to vote for any individual nominee place an "X" in this box and strike a line through the nominees name listed above.

   2. APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN: The approval of an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,800,000 to 2,500,000 shares.

            [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                               BACK SIDE OF PROXY

                            (CONTINUED FROM OTHER SIDE)

     o NOTE: If any other matters properly come before the meeting or any adjournment thereof, this proxy will be voted according to the judgment of the persons named above as proxies.

   All of the above matters are more particularly described in the Company's Proxy Statement dated April 1, 1998, relating to such annual meeting to be held on April 30, 1998, receipt of which is hereby acknowledged.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED "FOR" ALL CLASS I NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE
   THE MEETING.                                      Dated _______________, 1998

                                                     ___________________________
                                                              SIGNATURE

                                                     ___________________________
                                                      SIGNATURE IF HELD JOINTLY
                                                         Signature(s) should
                                                     correspond with the name
                                                     appearing on the label
                                                     hereon. When signing in a
                                                     fiduciary or representative
                                                     capacity, give full title
                                                     as such. Where more than
                                                     one owner, each should
                                                     sign.